Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

March 3, 2025

Registration Statement No. 333-272130

Supplementing the Prospectus Supplement and Prospectus, each dated May 22, 2023

John Deere Capital Corporation

$500 million Floating Rate Senior Notes Due March 6, 2028

Issuer:	John Deere Capital Corporation
Expected Ratings*:	A1 by Moody’s Investors Service, Inc.
A by Standard and Poor’s Ratings Services
A+ by Fitch Ratings, Inc.
Note Type:	Medium-Term Notes, Series I
Issue Size:	$500 million
Trade Date:	March 3, 2025
Settlement Date (T+3)**:	March 6, 2025
Maturity Date:	March 6, 2028
Coupon:	Compounded SOFR determined on the Interest Determination Dates +50 bps
Benchmark:	Compounded SOFR
Minimum Interest Rate:	0.000%
Interest Payment Dates:	Quarterly on the 6th of March, June, September and December commencing on June 6, 2025 and ending on the Maturity Date.
Interest Reset Dates:	Each Interest Payment Date.
Interest Determination Dates:	Quarterly, five U.S. Government Securities Business Days preceding each Interest Reset Date.
Interest Period:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).
Observation Period:	The period from and including five U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding five U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including five U.S. Government Securities Business Days preceding the Settlement Date to but excluding five U.S. Government Securities Business Days preceding the first Interest Payment Date.
Day Count:	Actual/360, Adjusted
Business Day Convention:	Modified Following, Adjusted
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Redemption Provision:	N/A
Price to Public:	100.000% plus accrued interest from March 6, 2025
Gross Spread:	0.150%
Net Proceeds (%):	99.850% plus accrued interest from March 6, 2025
Net Proceeds ($):	$499,250,000 plus accrued interest from March 6, 2025
CUSIP / ISIN:	24422EYA1 / US24422EYA18
Joint Book-Running Managers:	BofA Securities, Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
Co-Managers:	Academy Securities, Inc.
Commerz Markets LLC
Samuel A. Ramirez & Company, Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes before the first business day prior to the Settlement Date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, J.P. Morgan Securities LLC collect at 1-212-834-4533 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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